Exhibit 99.1

American Oriental Bioengineering Reports Fourth Quarter and Full Year 2007

Financial Results

— Revenue Increased 39.0% to $57.3 Million in 4Q07 and 45.7% to $160.5 Million in FY07 —

— 4Q07 Net Income Increased 39.7% to $15.2 Million, or $0.20 per Diluted Share —

— FY07 Net Income Increased 48.3% to $43.3 Million, or $0.61 per Diluted Share —

— Company Provides Financial Outlook for 1Q08 —

New York, March 6, 2008 — American Oriental Bioengineering, Inc. (NYSE: AOB), a leading manufacturer and distributor of pharmaceutical and nutraceutical products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Revenue in the fourth quarter of 2007 increased 39.0% to $57.3 million from $41.3 million in the fourth quarter of 2006, reflecting continued demand for the Company’s core prescription and OTC pharmaceutical products, as well as $4.2 million and $3.2 million from the CCXA and Boke acquisitions, respectively. Revenue from pharmaceutical products increased 51.9% to $47.8 million from $31.5 million in the prior year’s fourth quarter, driven by increased demand for Shuanghuanglian Injection Powder, Jinji Series of products, Cease Enuresis Soft Gel and Patch. Prescription pharmaceutical products generated $22.2 million in revenue during the fourth quarter, up 48.9% year over year, and OTC pharmaceutical products generated $25.6 million in revenue during the fourth quarter, up 54.6% year over year. Nutraceutical products generated $9.6 million of revenue in the fourth quarter of 2007 compared to $9.8 million in the fourth quarter of 2006. Nutraceutical products generated 17% of revenue in the fourth quarter of 2007 compared to 24% in the same period of last year, as the Company placed more focus on pharmaceutical product sales.

Gross profit in the fourth quarter of 2007 increased 43.5% to $39.0 million from $27.2 million in the fourth quarter of 2006. Gross margin increased 220 basis points to 68.1% from 65.9% in the prior year’s period. The increase in gross profit was a result of higher sales, continued operating cost management, and sourcing and operating efficiencies.

Operating income in the fourth quarter increased 38.1% to $18.8 million, an operating margin of 32.8%, from $13.6 million, an operating margin of 33.1%, in the fourth quarter of 2006, reflecting previously anticipated expenses associated with Boke and CCXA acquisitions. Operating expenses in the fourth quarter increased 48.9% to $20.2 million compared to $13.6 million in the prior year period. This increase was primarily due to increased marketing materials, payroll and shipping expenses commensurate with sales growth. Additionally, the Company increased advertising costs as it continued to invest in its brand.

Net income for the fourth quarter of 2007 increased 39.7% to $15.2 million, or $0.20 per diluted share, compared to $10.9 million, or $0.17 per diluted share, in the prior year’s period.

Fiscal 2007 Financial Results

Revenue for the fiscal year 2007 increased 45.7% to $160.5 million from $110.2 million in 2006. Prescription pharmaceutical products generated revenue of $59.0 million, up 30.0% from $45.4 million in the year 2006, and OTC pharmaceutical products generated revenue of $68.8 million, up 102.5% from $34.0 million in 2006. The recently acquired CCXA and Boke businesses contributed revenue of $5.4 million and $3.2 million during the fiscal year 2007, respectively. Revenue from nutraceutical products increased 6.0% to $32.7 million from $30.8 million the year before. Net income for 2007 increased 48.3% to $43.3 million, or $0.61 per diluted share, compared to $29.2 million, or $0.46 per diluted share, in the prior year.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented “We are pleased with our fourth quarter and full year 2007 results, and we are particularly encouraged by the synergies we are starting to realize from our recent acquisitions, Boke and CCXA. These transactions round out our product portfolio nicely, and we believe this strengthens our positioning to achieve our goal of building a leading pharmaceutical business in China. We will continue to seek acquisitions that allow us to drive growth through product diversification, brand strength and distribution reach.”

Financial Expectations

For the first quarter of fiscal 2008, which is traditionally the seasonally slowest quarter of the year, the Company anticipates revenue of at least $38.0 million and anticipates diluted earnings per share of approximately $0.12. This is based on a diluted share count of approximately 78 million shares outstanding.

Mr. Liu concluded, “We continue to focus on generating organic growth of at least 30 percent in 2008, while also optimizing our recently acquired businesses. With the expertise we have accumulated from past acquisitions, and a cohesive strategic team, we believe that we are well-positioned to be the leading consolidator in this fragmented industry. We are excited by the opportunities in the marketplace and we will continue to work responsibly and aggressively on behalf of our shareholders.”

The company will hold a conference call on March 6, 2008 at 8:00 am ET to discuss fiscal fourth quarter and full year 2007 results. Listeners may access the call by dialing 1-866-454-4207 or 1-913-981-5575 for international callers. A webcast will also be available through AOB’s website at www.bioaobo.com. A replay of the call will be available through March 13, 2008. Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers, access code: 4824427.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China. For more information, visit http://www.bioaobo.com.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:

Wilfred Chow

SVP Finance

212-786-7568

Bill Zima or Ashley Ammon MacFarlane

Integrated Corporate Relations

(203) 682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$166,410,075	$87,784,419
Accounts receivable, net	16,494,619	11,141,057
Inventories, net	12,264,536	10,684,316
Advances to suppliers and prepaid expenses	4,309,352	1,950,101
Notes receivable	2,259,616	3,238,161
Other current assets	5,134,118	789,195

Total Current Assets	206,872,316	115,587,249

LONG-TERM ASSETS
Plant and equipment, net	48,496,760	32,194,957
Land use rights, net	46,310,240	32,937,743
Construction in progress	755,614	326,121
Deferred tax assets	1,498,481	1,797,153
Other intangible assets, net	26,972,166	383,755
Goodwill	22,566,768	1,933,100
Long-term investment and advance	242,551	113,868

Total Long-Term Assets	146,842,580	69,686,697

TOTAL ASSETS	$353,714,896	$185,273,946

CURRENT LIABILITIES
Accounts payable	$3,436,352	$2,871,981
Other payables and accrued expenses	7,786,157	4,549,867
Taxes payable	2,843,719	2,211,542
Short-term bank loans	6,289,222	8,314,679
Current portion of long-term bank loans	2,374,565	1,450,905
Customer deposits	2,253,528	2,263,654
Notes payable	72,254	66,216
Other liabilities	1,295,248	1,606,334
Deferred tax liabilities	109,733	—

Total Current Liabilities	26,460,778	23,335,178

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	1,263,483	915,909
Long-term notes payable	286,365	255,836
Deferred tax liabilities	12,621,180	4,580,698
Other liabilities	—	9,083

Total Long-Term Liabilities	14,171,028	5,761,526

TOTAL LIABILITIES	40,631,806	29,096,704

COMMITMENTS

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2007 and 2006	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 77,991,935 and 64,230,369 shares issued and outstanding, at December 31, 2007 and 2006, respectively	77,992	64,230
Stock to be issued	1,611,333	599,069
Additional paid-in capital	193,007,987	92,307,960
Retained earnings (the restricted portion is $15,910,685 and $8,498,766 at December 31, 2007 and 2006, respectively)	102,117,792	58,826,911
Accumulated other comprehensive income	16,266,986	4,378,072

Total Shareholders’ Equity	313,083,090	156,177,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$353,714,896	$185,273,946

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUES	$57,332,523	$41,258,250	$160,482,383	$110,182,092
COST OF GOODS SOLD	18,302,489	14,054,600	49,364,486	38,318,223

GROSS PROFIT	39,030,034	27,203,650	111,117,897	71,863,869

Selling and marketing	8,435,612	2,988,430	20,669,303	8,876,829
Advertising	6,696,321	6,339,752	22,865,903	15,174,125
General and administrative	4,131,922	3,904,795	13,365,156	10,446,740
Depreciation and amortization	936,546	334,646	1,989,425	988,488

Total operating expenses	20,200,401	13,567,623	58,889,787	35,486,182

INCOME FROM OPERATIONS	18,829,633	13,636,027	52,228,110	36,377,687

INTEREST INCOME (EXPENSE), NET	196,352	23,756	617,524	574,172
OTHER INCOME (EXPENSE), NET	(589,087)	(349,425)	(501,354)	(333,798)

INCOME BEFORE INCOME TAXES	18,436,898	13,310,358	52,344,280	36,618,061

INCOME TAXES	3,204,281	2,403,690	9,053,399	7,416,915

NET INCOME	15,232,617	10,906,668	43,290,881	29,201,146

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	6,142,663	1,360,255	11,888,914	2,948,793
Income tax expense related to other comprehensive income	(309,119)	(795,688)	(1,783,337)	(442,319)

OTHER COMPREHENSIVE INCOME, NET OF TAX	5,833,544	564,567	10,105,577	2,506,474

COMPREHENSIVE INCOME	$21,066,161	$11,471,235	$53,396,458	$31,707,620

NET INCOME PER SHARE
BASIC	$0.21	$0.17	$0.62	$0.47
DILUTED	$0.20	$0.17	$0.61	$0.46
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	75,386,436	62,704,918	69,870,775	62,679,996
DILUTED	75,663,385	62,849,767	71,364,244	62,913,961